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PROSPECTUS SUPPLEMENT dated May 19, 1997
to Prospectus dated April 8, 1997


               THE CHASE MANHATTAN CORPORATION


     The Prospectus of The Chase Manhattan Corporation dated
April 8, 1997 (the "Prospectus") is hereby supplemented by the addition of the following:

     1.   The section entitled "DESCRIPTION OF COMPANY DEBT
SECURITIES--Company Subordinated Securities" is hereby amended by the addition of the following description of the principal terms of the Company Subordinated Securities (as defined in the Prospectus) issued since the date of the
Prospectus:

Terms and Provisions of 7 1/4% Subordinated Notes Due 2007

     The 7 1/4% Subordinated Notes Due 2007 (the "7 1/4% 2007 Notes") are limited to $300,000,000 aggregate principal amount and will mature on June 1, 2007. The 7 1/4% 2007 Notes are not redeemable prior to maturity and no sinking fund is provided for the 7 1/4% 2007 Notes. The 7 1/4% 2007 Notes bear interest from May 21, 1997, payable semiannually in arrears on each June 1 and December 1, commencing December 1, 1997 to the persons in whose names the 7 1/4% 2007 Notes are registered at the close of business on the fifteenth day of May or November preceding such June 1 or December 1.